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                                                                   EXHIBIT 99.1
                                ESCROW AGREEMENT


                  THIS AGREEMENT made this _____ day of ______________, 1996, by and among DURAMED PHARMACEUTICALS, INC., a Delaware corporation ("Duramed"), HALLMARK PHARMACEUTICALS, INC. ("Hallmark") (Hallmark and Duramed are collectively referred to herein as the "Parties"), and THE PROVIDENT BANK (the "Escrow Agent").

                  Pursuant to a certain Asset Purchase Agreement dated as of April 9, 1996 (the "Asset Purchase Agreement") between Duramed and Hallmark Pharmaceuticals, Inc., at the Closing (as defined in the Asset Purchase Agreement), Duramed shall issue 640,000 shares of common stock, par value $.01 per share, of Duramed ("Duramed Common Stock") and Warrants to purchase 400,000 shares of Duramed Common Stock (the "Warrants") in exchange for substantially all the assets of Hallmark. Pursuant to the Asset Purchase Agreement, Ten Percent (10%) of the aggregate number of shares of Duramed Common Stock and Warrants to be issued thereunder will be placed in an escrow account pending expiration of Hallmark's indemnification obligations to Duramed. The Escrow Agent has agreed to act as the escrow agent hereunder.

                  The parties agree as follows:

                  SECTION 1. ESCROW AMOUNT. Duramed agrees to deposit with the Escrow Agent on or before the date of closing under the Asset Purchase Agreement (the "Closing Date") that number of shares of Duramed Common Stock and Warrants equal to Ten Percent (10%) of the shares of Duramed Common Stock and Warrants to be issued to Hallmark pursuant to the Asset Purchase Agreement (the "Escrow Fund"), to be paid by the Escrow Agent to Duramed and/or Hallmark or its designees as appropriate in accordance with the procedures outlined in Section 2 below.

                  SECTION 2. RELEASE OF ESCROW FUND. (a) The Escrow Agent shall promptly tender all or any portion of the Escrow Fund as specified in and upon a written instruction from both Hallmark and Duramed.

                           (b)      The Escrow Fund shall secure Hallmark's
obligations to Duramed under Section 8.1 of the Asset Purchase
Agreement.

                                    (i) The Escrow Agent shall hold the Escrow
                           Fund until instructed to transfer or pay all or any portion thereof to Duramed by written instructions signed by both Duramed and Hallmark or by an arbitrator as provided below. If any claim by Duramed shall be disputed by Hallmark, the Parties shall appoint an arbitrator to hear


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                           the claim under the rules of the American Arbitration
                           Association. The decision of the arbitrator so appointed shall be conclusive and binding upon Duramed and Hallmark and the Escrow Agent shall be entitled to rely on such decision and make payment out of the Escrow Fund in accordance therewith.

                                    (ii) If, as of the date one (1) year after
                           the date of this Agreement (the "Termination Date"), Duramed has not asserted any claims under the Asset Purchase Agreement (or if all such claims asserted prior to such date have been finally resolved on or before such date and all payments required to be made to Duramed from the Escrow Fund under the terms of this Agreement have been made) then the Parties shall instruct the Escrow Agent to transfer any remaining portion of the Escrow Fund to Hallmark. Such transfer shall not limit or modify the rights of Duramed under the Asset Purchase Agreement.

                                    (iii) If as of the Termination Date claims
                           have been asserted but are unresolved ("Contingent Claims"), the parties shall instruct the Escrow Agent to hold a portion of the Escrow Fund consisting of cash and/or a number of shares of Duramed Common Stock and/or Warrants with an aggregate value (computed as provided below) equal to the amount of the Contingent Claims (the "Contingent Amount") until resolution of such Contingent Claims and, as such Contingent Claims are resolved, the Escrow Agent shall release the Contingent Amount in accordance with paragraphs (i) or (ii) above, as applicable.

                           (c)      The Escrow Agent shall, upon receipt of
authorization to pay any claim from assets then held in the Escrow Fund, pay such claim out of the cash or Investment Securities (as hereinafter defined), Shares of Duramed Common Stock and Warrants then held in the Escrow Fund in such order of priority as Hallmark shall instruct the Escrow Agent in writing.

                           (d)      The number of shares of Duramed Common Stock
to be released to Duramed pursuant to a valid claim or held by the Escrow Agent pursuant to Contingent Claims shall be determined based on the average Market Price of Duramed Common Stock during the ninety (90) day period immediately preceding the day on which such payment to Duramed is made, or the Termination Date, as appropriate. The number of Warrants to be released to Duramed pursuant to a valid Claim or held by the Escrow Agent pursuant to Contingent Claims shall be determined based on the fair market value of such Warrants on the day on which such

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payment to Duramed is made, or the Termination Date, as appropriate, in either case as reasonably determined by an independent third party experienced in valuing such securities to be selected jointly by the Parties. For purposes of this Agreement, "Market Price" shall mean the closing price for Duramed Common Stock quoted on The Nasdaq Stock Market, or if there is no closing price for a particular date, the average of the bid and asked prices for such date, or if such prices are not reported, such amount as may be determined by an independent third party to be selected jointly by the Parties.


                  SECTION 3.  SERVICES OF ESCROW AGENT.

                           (a)     The Escrow Agent shall hold the Escrow Fund
and shall collect any dividends or distributions which may be made from time to time with respect to the shares of Duramed Common Stock then held in the Escrow Fund and, after deducting all proper charges and expenses, shall accumulate said dividends or distributions and add the same to the Escrow Fund.

                           (b)     During the term of the Escrow Agreement,
Hallmark shall have the right to direct the Escrow Agent in writing to sell all or any portion of the Shares of Duramed Common Stock and/or Warrants then held in the Escrow Fund. Upon receipt of such direction, the Escrow Agent shall promptly effect such sale by offering such shares and/or Warrants for sale through a duly licensed broker at the then-prevailing market price on the NASDAQ system, and shall thereafter hold the proceeds of such sale in the Escrow Fund until directed to pay such proceeds pursuant to Section 2 hereof or until the termination of this Agreement.

                           (c)     During the term of the Escrow Agreement,
Hallmark shall have the right to direct the Escrow Agent in writing to vote the Shares of Duramed Common Stock then held in the Escrow Fund in any matter in which such Shares are entitled to vote. Upon receipt of such written direction, the Escrow Agent shall take such action, including but not limited to the execution of appropriate proxies, as shall be necessary to effect such vote.

                  SECTION 4. COMPANY REPRESENTATIVE. The parties acknowledge that Hallmark may choose to liquidate its remaining assets and terminate its corporate existence at or shortly after the Closing and during the term of this Agreement. In such event, Vish Raju, or such other person as the Company may appoint pursuant to the Asset Purchase Agreement (the "Company Representative") shall represent the interests of Hallmark and persons whose interests arise through or from Hallmark in all matters related to this Agreement. Upon termination of Hallmark's corporate existence, all references to Hallmark herein

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shall be deemed to refer to the Company Representative, unless another interpretation is clearly required.

                  SECTION 5. INVESTMENT OF ESCROW FUND. Investment of any cash portion of the Escrow Fund shall be limited to (i) commercial paper that has the highest credit rating of either Standard & Poor's Corporation or Moody's Investor Service, Inc., (ii) certificates of deposit issued by the Escrow Agent or another bank having an unimpaired capital and unimpaired surplus (as defined in 12 CFR sec. 215.2) of at least $500,000,000 and which is a member of the Federal Reserve System, (iii) any money market mutual fund investing in United States Treasury obligations and repurchase agreements against such obligations, including any such fund from which the Escrow Agent or any of its affiliates may receive compensation and (iv) direct obligations of the United States of America or any agency thereof and obligations fully guaranteed by the United States of America as to principal and interest, in each case having a maturity not less than thirty (30) days and not more than ninety (90) days from the date of issuance thereof (all such commercial paper, certificates of deposit, account and obligations being hereinafter referred to as "Investment Securities"). The Escrow Agent may liquidate such investments upon termination hereof pursuant to
Section 6 hereof. The Escrow Agent shall invest and reinvest any cash portion of the Escrow Fund within the limits prescribed by this Section 5 as directed by Hallmark in writing. If the Escrow Agent shall fail to receive written directions from Hallmark regarding the investment of the principal of and interest on Investment Securities at least five (5) business days before the maturity date of such Investment Securities, the Escrow Agent shall upon the maturity thereof with reasonable promptness reinvest such principal and interest in Investment Securities described in clause (ii) above. Notwithstanding the foregoing, the Escrow Agent shall be under no obligation to invest funds aggregating less than $1,000 or integral multiples thereof. Temporarily uninvested funds shall not earn or accrue interest. The Escrow Agent shall have no liability whatsoever for any losses incurred as a result of any investment of the Escrow Fund in accordance with the terms of this Section 5. The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

                  SECTION 6. TERMINATION OF ESCROW. This Escrow Agreement and the escrow arrangement created hereby shall be terminated upon compliance with the terms of Section 2 hereof.

                  SECTION 7. AS TO THE ESCROW AGENT. Except as specifically stated above, the Escrow Agent shall have no obligation to take any action in connection with the transactions contemplated by this Agreement and shall, in the case of any unresolved dispute between Duramed and Hallmark, be entitled to

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take no action except upon judicial order. The Parties further severally agree that:

                           (a)      In the event of any disagreement between the
Parties or the presentation of adverse claims or demands in connection with or for any item deposited, the Escrow Agent shall at its option be entitled to refuse to comply with any of such claims or demands during the continuance of such disagreement, and in such refusal, may refrain from making any delivery of any item deposited and in so doing, the Escrow Agent shall not become liable to the Parties, or any of them, or to any other person, for or because of its failure or refusal to comply with any such adverse claim or demand. The Escrow Agent shall be entitled to continue, without liability, so to refrain and refuse to act:

                                    (i) Until all the rights of the adverse
                           claimants have been finally adjudicated by a court having competent jurisdiction of the Parties and items affected hereby, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication as directed in writing by the Parties or by such court, or

                                    (ii) Until all differences shall have been
                           adjusted by agreement and the Escrow Agent shall have been notified thereof and shall have been directed in writing signed jointly or in counterpart by the parties and by all persons making adverse claims or demands at which time the Escrow Agent shall be protected in acting in compliance therewith.

                                    The Escrow Agent may itself, but shall not
                           be obligated to, commence any action including a suit in interpleader to resolve any disagreements. In the event the Escrow Agent files a suit in interpleader, it may deposit or implead property which it is holding with the court, and in any event, shall upon the filing of the action be ipso facto fully released and discharged from all obligations further to perform any and all duties or obligations imposed upon it in this Agreement.

                           (b)      The duties and responsibilities of the
Escrow Agent hereunder shall be entirely administrative and not discretionary and shall arise solely under and in accordance with this Agreement. Except as otherwise provided herein, in the event of a conflict or inconsistency between the provisions of this Agreement and any other document, the provisions of this Agreement shall govern and be controlling. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Agreement and is authorized hereby to comply with any orders, judgments or decrees

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of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same. The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Agreement.

                           (c)      As to any questions arising in connection
with the administration of this Agreement, the Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting or failing to act in reliance on such opinions.

                           (d)      The Escrow Agent shall exercise reasonable
care in the custody of the Investment Securities in its possession or control hereunder, but shall be deemed to have exercised reasonable care if the Investment Securities are accorded treatment substantially equal to that which the Escrow Agent accords its own property or if the Escrow Agent takes such action with respect to the Investment Securities as Hallmark shall request, but no failure to comply with any such request shall be deemed a failure to exercise reasonable care, nor shall any failure of the Escrow Agent to take steps to preserve rights against any parties with respect to any Investment Security be deemed to be a failure to exercise reasonable care. Under no circumstances shall the Escrow Agent be deemed to owe any fiduciary duties to the Parties.

                           (e)      The Parties agree to and hereby do waive any
suit, claim, demand or cause of action of any kind which it or they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent under this Agreement, unless such suit, claim, demand or cause of action is based upon the willful neglect or gross negligence or bad faith of the Escrow Agent. The Parties further agree jointly and severally to indemnify and hold harmless the Escrow Agent against and from any and all claims, losses, damages, demands, costs, liabilities and expenses (collectively, "Losses"), including its attorney's fees and expenses, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance under this Agreement (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

                           (f)      The Escrow Agent may at any time assign its
rights and obligations hereunder to any other bank having an unimpaired capital and unimpaired surplus (as defined in 12 CFR sec. 215.2) of at least $500,000,000 and which is a member of the Federal Reserve System, which agrees to assume such rights and

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obligations, and such successor escrow agent shall have all the powers and duties of the Escrow Agent. The right and obligations of the Escrow Agent hereunder shall automatically inure to any successor in interest or successor organization to which the Escrow Agent transfers substantially all of its trust business.

                           (g)      Duramed shall pay the Escrow Agent for its
services hereunder a one-time fee of Five Hundred Dollars ($500.00) and all fees, expenses, disbursements and advances incurred by or made by Escrow Agent in connection with this Agreement. In addition, Duramed shall pay the Escrow Agent an annual fee of Two Thousand Four Hundred Dollars ($2,400.00) payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement. The Escrow Agent shall have a first lien on all items held by it herewith for its compensation and for any costs, liability, expense, or fees it may incur. If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself thereof from the Escrow Fund and may sell, convey or otherwise dispose of a portion of the Escrow Fund for such purpose. If the Escrow Agent utilizes any portion of the Escrow Fund as provided in the previous sentence, Duramed shall reimburse the Escrow Fund, or Hallmark if the Escrow Fund shall have been released to Hallmark pursuant to Section 2 hereof, for the full amount so utilized.

                           (h)      To the extent that the Escrow Agent becomes
liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of the Escrow Fund held hereunder or any payment made hereunder, the Escrow Agent may pay such taxes from the Escrow Fund. The Escrow Agent may withhold from any payment of monies held by it hereunder such amount as the Escrow Agent estimates to be sufficient to provide the sum withheld for that purpose.

                           (i)      The Escrow Agent shall not incur any
liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

                           (j)      This Escrow Agreement sets forth exclusively
the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

                  The preceding provisions in clauses (a) through (j) shall survive the resignation or removal of the Escrow Agent, the

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assignment of this Agreement pursuant to clause (f) of this Section 7, or any termination of this Escrow Agreement.

                  SECTION 8.  REMOVAL AND RESIGNATION OF THE ESCROW AGENT.

                           (a)      The Parties may remove the Escrow Agent at
any time by giving to the Escrow Agent thirty (30) calendar days' prior notice in writing signed by all the Parties. The Escrow Agent may resign at any time by giving to the Parties fifteen (15) calendar days' prior written notice thereof.

                           (b)      Within ten (10) calendar days after giving
the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Parties shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, the Escrow Agent, in its sole discretion, may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Parties.

                           (c)      Upon receipt of notice of the identity of
the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Fund then held hereunder to the successor Escrow Agent, less Escrow Agent's fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Fund (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

                           (d)      Upon delivery of the Escrow Amount to
successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

                  SECTION 9. ADDRESS FOR NOTICES ETC. All notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed (by certified mail or registered mail, postage prepaid) or telegraphed, or sent via facsimile, with confirmation, or hand delivered to the applicable party at the addresses indicated below:

                           If to Duramed:

                                    Duramed Pharmaceuticals, Inc.
                                    7155 East Kemper Road
                                    Cincinnati, OH  45249
                                    Attention:  Timothy J. Holt
                                    Telephone:  (513) 731-9900
                                    Facsimile:  (513) 458-6095

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                           with a copy to:

                                    Taft, Stettinius & Hollister
                                    1800 Star Bank Center
                                    425 Walnut Street
                                    Cincinnati, OH 45202
                                    Attention:  Timothy E. Hoberg, Esq.
                                    Telephone:  (513) 381-2838
                                    Facsimile:  (513) 381-0205

                           If to Hallmark:

                                    Vish Raju
                                    5 Campus Drive
                                    Somerset, NJ 08873
                                    Telephone: (908) 563-2245
                                    Facsimile: (908) 469-2113

                           with a copy to:

                                    Hogan & Hartson, L.L.P.
                                    111 South Calvert Street
                                    Baltimore, MD 21201
                                    Attention:  Walter G. Lohr, Esq.
                                    Telephone: (410) 659-2700
                                    Facsimile: (410) 539-6981

                           If to Escrow Agent:

                                    The Provident Bank
                                    Capital Management Group
                                    309 Vine Street
                                    Cincinnati, OH 45202
                                    Attention:  Jacqueline Dever, Vice President
                                    Telephone: (513) 579-2652
                                    Facsimile: (513) 579-2850

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices, requests, demands, directions and other communications shall be effective when received by the addressee.

                  SECTION 10. MODIFICATIONS. This Escrow Agreement may not be modified or amended unless consented to in writing by all the parties hereto.

                  SECTION 11. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.


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                  SECTION 12. GOVERNING LAW. This Agreement shall be
interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of Ohio, except that any disagreement with respect to the application of the Asset Purchase Agreement shall be governed by the choice of law specified in the Asset Purchase Agreement. Each of the Parties hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City of Cincinnati or the State of Ohio or elsewhere as Escrow Agent may select. Each of the Parties hereby waives the right to trial by jury in any such proceeding. To the extent that in any jurisdiction the Parties may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. The Parties waive personal service of process and consent to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

                  SECTION 13. EFFECT OF WAIVER. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies set forth in the Purchase Agreement. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

                  SECTION 14. SEVERABILITY. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

                  SECTION 15. USE OF NAME OF ESCROW AGENT. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions the Escrow Agent by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

                  SECTION 16. HEADINGS. Section headings used in this Escrow Agreement are for convenience of reference only and do not constitute part of this Escrow Agreement for any other purpose.


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                  IN WITNESS WHEREOF, the parties hereto have caused this Escrow
Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                            DURAMED PHARMACEUTICALS, INC.


                                            By:
                                               --------------------------------
                                               Its:
                                                   ----------------------------

                                            HALLMARK PHARMACEUTICALS, INC.


                                            -----------------------------------
                                               Vish Raju
                                               President



                                            THE PROVIDENT BANK


                                            By:
                                               --------------------------------
                                               Its:
                                                   ----------------------------





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